EXHIBIT 99.2




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Q3 2016 Speech

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for third quarter 2016.

Before focusing on our financials, I'd like to talk about our product lines and what we think might occur over the next several quarters.

The NanoChem division, NCS, represents most of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable protein with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in fertilizer remaining available longer to increase yield. The attraction between the TPA and the fertilizer ions also reduces fertilizer run-off. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization.

TPA in agriculture is a unique economic situation for all links in the sales to end user chain. FSI earns a profit on manufacturing, distributors earn a strong profit selling to dealers, dealers make good profits selling to growers, yet the grower still earns a great profit from the extra crops he produces with the same land and the same fertilizer program. More than 350 trials over the last 15 years have demonstrated that investing $10 - $20 per acre in TPA can pay back $30 to $100 or more. For example: This past summer 2 quarts per acre of TPA added to the normal fertilizer program on dry beans in Idaho resulted in an increase of the marketable yield by 400 pounds per acre. With beans selling for 40 cents a pound this fall, $20 of investment in TPA brought this farmer $160 in added revenue for every acre he treated.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but, can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. The scale must be prevented to keep the oil recovery pipes from clogging. Used as a biodegradable additive in fracking fluid, TPA has the same positive effect on

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the  pipes  but is also  known to  reduce  scale  plugging  of rock  pores  thus increasing the flow of oil and gas to the pipes from the rock. Many alternative chemicals are used to prevent pore plugging - TPA is the biodegradable choice.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown and soil runoff. Both our nitrogen products are becoming well respected and seeing increasing sales. However, most nitrogen conservation products are bought in Q1 so we do not see significant sales the rest of the year.

SUN 27(TM) is used to conserve nitrogen in cold dry soil while N Savr 30(TM) is directed toward nitrogen retention in warm wet soils. Both our nitrogen products are equal to, or better than, the competing products and we have very compelling pricing.

Watersavr(TM): We are continuing our efforts in the USA, Turkey, Mexico Chile, Brazil parts of East-Asia and Australia. Texas had heavy rain in 2015 and 2016 preventing us from capitalizing on excellent water conservation results obtained in 2014. The weather patterns are predicted to return to drier this spring so we believe that Texas may be contacting us at the end of the next rainy season in May 2017.

I think it is important to illustrate the potential of WaterSavr(TM): using it on Salton Sea in California for 11 months a year could save 330,000 acre feet of the fresh water that is used to keep the lake full. This is the same as 107 billion gallons. It's also more water than San Diego City uses per year. We are focused on maintaining momentum in the US Southwest and elsewhere with the hope that our decade long history of safe and cost-effective water conservation will win significant contracts over the next several quarters.

Q4 2016 and the start of 2017

EX-10(TM), our brand name for TPA for agricultural use, has peak uptake in Q1 but with significant sales on into Q2 and there is a shoulder sales season in Q4. Sales for the 2017 season will begin in Q4 2016 so Q3 was quiet as we predicted. SUN 27(TM) and N Savr 30(TM), the nitrogen conservation products for agriculture, do not begin their sales season until Q1 2017.

Growth in oilfield use of TPA driven by our worldwide sales efforts is likely, but with the caveat that the fall in oil prices makes finding new customers more difficult than in a rising price environment. Raw material prices for our products are increasing but we will be unable to raise prices much in the current oil price environment and margins may contract as a result.

WaterSavr(TM) expects sales in Q2, 2017 - summer in the Northern hemisphere. We can't predict which prospects will buy and how much, but we are active in enough geographical areas that we hope to obtain some WS revenue.

Unless oil prices decline again, we are comfortable predicting that full year 2016 revenue will be similar to 2015. In the last quarter of 2016 we expect some growth in revenue that may offset the drop in Q3 with the usual warning that customer behavior, shipping dates, weather, crop pricing, oil platform

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maintenance and the other variables of our business may cause out performance or under performance relative to our estimates.

Highlights of the financial results:

Sales for the quarter decreased 6% to $3.12 million, compared with $3.30 million for Q3 2015. The result is a gain of $86 thousand or $0.01 per share in the 2016 period, compared to a gain of $237 thousand or $0.02 per share, in 2015. Share count in the quarter was lower by 1.75 million due to the January 2016 buyback at ninety cents a share.

Working capital is very adequate with nearly $3 million in cash on hand and a line of credit with Harris Bank of Chicago. We are confident that we can execute our growth plans with our existing capital.

FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing taxes, interest, depreciation, option expenses and one-time items from the statement of operations.

For the nine months ending September 2016, operating cash flow was $2.84 million or 25 cents per share compared to $2.34 million or 18 cents per share for the nine month period in 2015. The 2015 numbers are based on shares outstanding prior to the buyback while the 2016 numbers are based on the new share count after the buyback. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of November 14th.

The text of this speech will be available on our website by Wednesday, November 16th and email or fax copies can be requested from Jason Bloom at 1 800 661 3560 or Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.